ENGELHARD                                               ENGELHARD CORPORATION
                                                        CHEMICAL CATALYSTS GROUP
                                                        554 ENGELHARD DRVIE
                                                        SENECA, SC 29678

   June 6, 2001



   Mr. Buddy Mabie
   Texxon, Inc.
   8908 South Yale Ave - Suite 409
   Tulsa, OK 74137

   Dear Buddy:

   Engelhard is pleased to offer the following terms for refining your high grade platinum sponge:


    Material:                            Platinum sponge assaying > 99%

    Quantity:                            Minimum 50 troy ounce lots weekly

    Treatment/
    Assay Charge:                        $250 per lot

    Refining Charge:                     $7.50 per troy ounce returned

    Metal Return:                           99% of the assayed content

    Min Deuction:                        0.5 troy ounces

    Min. Lot Charge:                     $750 per lot

    Settlement Time:                     5 weeks from receipt or representation


   Metal Payment:                       Engelhard offers the option of
                                        credit to your pool account on the
                                        settlement date or purchase. If purchase is chosen, we will buy returnable metal net of charges on the date of final settlement at the Engelhard spot metal price.


   Delivery Point:                      Engelhard Corporation
                                        554 Engelhard Drive
                                        Seneca, SC 29678
                                        Attn:  Alan Lightweis




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ENGELHARD

         Environmental
         Reporting
         Requirements:              Product Information Sheet

         Special Terms:

                    1) It is assumed that the material does not contain elements that are deleterious to our refining process including arsenic, beryllium, cadmium, and lead.

                    2) Settlement times exclude any refinery shutdown periods due to holidays.

                    3)   Engelhard's standard terms and conditions would apply.



         Quote Validity:            Thirty days

         Please call me at(864) 885-1202 if you have any questions, or send a fax to (864) 882-4651.

         Yours truly,

         /S/ Alan Lightweis
         ---------------------------
         Alan Lightweis
         Commercial Refining Manager





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